                                                                    Exhibit 10.3


                                   AGREEMENT


                              JUMBO PRODUCE, INC.

                                      AND

                    WAREHOUSE EMPLOYEES LOCAL UNION NO. 730

                                      AND

              DRIVERS, CHAUFFEURS AND HELPERS LOCAL UNION NO. 639



                                  JULY 6, 1993

                                    THROUGH

                                  JULY 6, 1998


AGREEMENT...............................................................   1

SCOPE OF AGREEMENT......................................................   1

RECOGNITION AND UNION MEMBERSHIP........................................   1

CHECK-OFF AND DRIVE.....................................................   1

DRIVE AUTHORIZATION AND DEDUCTION.......................................   2

WORK WEEK/SHIFTS........................................................   2

OVERTIME AND SUNDAY WORK................................................   3

HOLIDAYS................................................................   3

BULLETINS...............................................................   4

RELIEF PERIOD...........................................................   4

FIDELITY BONDS..........................................................   4

UNIFORMS................................................................   4

WAGES...................................................................   4

DISCHARGE...............................................................   4

SENIORITY...............................................................   5

VACATION................................................................   5

LEAVES OF ABSENCE.......................................................   6

FUNERAL LEAVE...........................................................   6

MILITARY SERVICE........................................................   6

JURY DUTY...............................................................   6

PERSONAL LEAVE..........................................................   6

LEAVE FOR OTHER REASONS.................................................   7

PROTECTION OF RIGHTS....................................................   7

NO STRIKE OR LOCKOUT....................................................   7

GRIEVANCE AND ARBITRATION...............................................   7

SHOP STEWARDS...........................................................   8

HEALTH AND WELFARE......................................................   8

PROFIT SHARING PLAN.....................................................   8

SEPARABILITY AND SAVINGS CLAUSE.........................................   8

LOSS OR DAMAGE..........................................................   9

INSPECTION PRIVILEGES...................................................   9

SUBCONTRACTING..........................................................   9

DEFECTIVE EQUIPMENT AND DANGEROUS CONDITIONS OF WORK....................   9

MANAGEMENT RIGHTS.......................................................  10

TERM OF AGREEMENT.......................................................  10

APPENDIX "A"............................................................  11

                                   AGREEMENT
                                   ---------

      This agreement made and entered into this 6th day of July, 1993, by and
                                                ---        ----    --
between Jumbo Produce, Inc., hereinafter called "Company" and Warehouse Employees Union Local No. 730 and Drivers, Chauffeurs and Helpers Local Union No. 639, of Washington, D.C., affiliated with International Brotherhood of Teamsters hereinafter called the "Union".

ARTICLE 1 - SCOPE OF AGREEMENT
------------------------------

      1.1 Should the Company establish any new facilities that result in work or services presently performed under this Agreement being transferred, the Company agrees to consult with the Union with respect to the effects on employees; and employees who are adversely affected shall be offered job opportunities that may be available at the new facilities before anyone else is hired for job classifications covered by this Agreement.

      1.2 This Agreement shall be binding upon all signatories hereto, and their successors and assigns, whether such status is created by sale, lease, assignment or any other type of transfer or transaction. In consideration of the union's execution of this Agreement, the Employer promises that its operations covered by this agreement or any part thereof shall not be sold, conveyed or otherwise transferred or assigned to any successor without first securing the agreement of the successor to assume the Employer's obligation under this Agreement to offer employment to all of the Employer's current employees.

ARTICLE 2 - RECOGNITION AND UNION MEMBERSHIP
--------------------------------------------

      2.1 The Company recognizes the Union as the sole and exclusive bargaining agent for all employees in the bargaining unit certified by the National Labor Relations Board in Case No. 5-OS-12559.

      2.2 It is agreed that all employees covered by this agreement shall within thirty-one (31) days after the execution hereof, or thirty-one (31) days after their employment during the term of this Agreement become a member of the Union and remain a member thereof for the duration of this Agreement.

      2.3 The starting wages in Appendix "A" shall apply to all new employees and each new employee is to be on probation for a period of ninety (90) days. If during the probationary period it is found that the new employee is not suitable for the business, his/her services are to be terminated at the Employer's discretion.

ARTICLE 3 - CHECK-OFF AND DRIVE
-------------------------------

      3.1 The Company agrees to deduct initiation fees and monthly dues from the pay of all employees upon receipt of individually signed voluntary authorization cards as required by Section 302 of the Labor/Management Relations Act and remit same to the Secretary/Treasurer of the Union.

      3.2   DRIVE AUTHORIZATION AND DEDUCTION - The Company agrees to deduct
            ---------------------------------
from the pay check of all employees covered by this Agreement voluntary contributions to DRIVE. DRIVE shall notify the Company of the amounts designated by each contributing employee that are to be deducted from his/her pay check on a weekly basis for all weeks worked. The phrase "weeks worked" excludes any week other than a week in which the employee earned a wage. The Company shall transmit to DRIVE National Headquarters on a monthly basis, in one check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employees' social security number and the amount deducted from the employees' pay check. The Union will submit to the Company all deduction authorizations during a thirty (30) day period each year, or, in the case of a new hire, within thirty (30) days following the date of employment.

ARTICLE 4 - WORK WEEK/SHIFTS
----------------------------

      4.1 The guaranteed basic work week for all employees shall be forty (40) hours per week, consisting of five (5) eight (8) hour days provided the employee is available for work as scheduled. For the purpose of this agreement the basic work week shall be from Monday through Saturday, inclusive. Sunday work shall be isolated and shall not be part of the basic work week. Any employee may voluntarily agree to work fewer than his scheduled hours on any work day.

      4.2 Each employee who reports for work on his regularly assigned work day shall be guaranteed eight (8) hours work at the employee's straight time hourly rate; provided that any employee may voluntarily agree to work fewer than his scheduled hours on any work day.

      4.3 Each employee who reports for work on the first scheduled day of the week and remains available and able for work the required week's schedule shall be guaranteed pay at the employee's straight-time hourly rate. This guarantee shall not apply in cases of strikes, Acts of God, power failures and other conditions beyond the control of the Company.

      4.4 The Company may establish as many shifts as necessary and the starting time of such shifts shall be optional with the Company. It is agreed, however, there will be no split shifts.

      4.5 Employees shall bid one (1) time each year by seniority for shifts newly created job, and permanently vacated jobs shall allow for an additional bid.

ARTICLE 5 - OVERTIME AND SUNDAY WORK
------------------------------------

      5.1 Overtime shall be paid for work in excess of 8 hours in any one (1) day or forty (40) hours in any one (l) week.

      5.2 Overtime work when required by the Company shall be paid at time and one half (1/2) times the straight time hourly rate.

      5.3 Sunday work between the hours of 12:00 midnight Saturday and 11:59 P.M. Sunday shall be paid at one and one half (1/2) time the straight time hourly rate.

      5.4   There shall be no pyramiding of overtime.

ARTICLE 6 - HOLIDAYS
--------------------

      6.1 Each employee under the jurisdiction of this Agreement shall receive the following holidays with full pay:

      New Years Day           Thanksgiving Day
      Memorial Day            Christmas Day
      Independence Day        Employee's Birthday
      Labor Day               Two Personal Day (see Section 15.5)
      *Easter Monday

or the day celebrated by the Federal Government in lieu thereof.

      * All employees employed as of the date of this agreement.

      6.2 To be eligible to receive holiday pay, the employee shall be at work on the scheduled working day preceding and following such holiday, except for those on vacation or authorized leave. Holiday pay shall be given an employee who is prevented from working on the employee's scheduled day before or the employee's scheduled day after the holiday because of illness to the employee, or the employee's spouse or child of such a serious character as to require the employee to remain away from work. This seriousness must be attested to by a physician. If a holiday falls on an employee's assigned day off, the employee will be given the preceding or following work day off in lieu of the holiday, unless the employee and Company mutually agree to designate another day off in lieu of the holiday.

      6.3 Whenever there is a holiday occurring during the work week, employees will be paid overtime above the thirty-two (32) hours in that particular week.

      6.4 All hours worked between 12 midnight and 11:59 p.m. on any holiday shall be paid at time and one half (1/2) the employee's straight time hourly rate plus eight (8) hours pay at the employee's straight time hourly rate for the holiday.

ARTICLE 7 - BULLETINS
---------------------

      The Company agrees to make available a bulletin board for the posting of notices and literature from the Union.

ARTICLE 8 - RELIEF PERIOD
-------------------------

      8.1 A relief period of fifteen (15) minutes shall be granted to each employee at approximately the middle of each half of the work shift. An additional ten (10) minutes shall be allowed prior to the beginning of any overtime work. All relief periods will be with pay.

      8.2 There shall be a thirty (30) minute unpaid meal break at approximately the middle of the shift.

ARTICLE 9 - FIDELITY BONDS
--------------------------

      When the Company requires a fidelity bond of any employee, the premium of said bond shall be paid by the Company.

ARTICLE 10 - UNIFORMS
---------------------

      The Company shall furnish each driver covered by this Agreement three (3) sets of uniforms at no cost to the employee. The Company shall furnish insulated coveralls to fork lift operators who are regularly assigned to work in the walk-in coolers and a rubber apron and rubber gloves for employees who work the "wet refrigerators".

ARTICLE 11 - WAGES
------------------

      11.1 Wage scales are set forth in Appendix "A" attached hereto and made part hereof.

            A. All employees at top rate shall receive a fifty (50) cents per hour increase for forty (40) hours per week retroactive to April 1, 1992; the fifty (50) cents shall be added to the rate. A bonus of $250.00 will be paid to all other employees.

            B. All employees shall receive a forty (40) cents per hour increase beginning on the date of this Agreement.

ARTICLE 12 - DISCHARGE
----------------------

      12.1 The Employer shall have the right to discharge or discipline any employee for good cause such as dishonesty, intoxication during working hours, drinking, gambling or fighting on the Employer's premises, or direct refusal to obey orders by the Employer which are not in violation of this Agreement, provided, however that no employee shall be discharged or discriminated against because of membership in the union or for union activities.

      12.2 In the event that an employee's work is unsatisfactory, the employee shall be given at least one (1) written notice before disciplinary action is taken and a copy of this notice shall be sent to the union at the same time. Notices and warnings shall become null and void after twelve (12) months from the date of issue.

ARTICLE 13 - SENIORITY
----------------------

      13.1 Seniority means the total length of service in years, months and days from the time the employee last entered the bargaining unit. The Company recognizes the principle that length of satisfactory service should be rewarded by proportionable security and opportunity for promotion provided that the employee has the ability to perform the work.

      13.2 When it is necessary for the Company to lay-off employees due to lack of work, those employees last hired shall be first for such lay-off, by seniority.

      13.3 When it is necessary for the Company to rehire employees after a lay-off, those employees laid off shall be given first opportunity before anyone else, in reverse order of lay-off.

ARTICLE 14 - VACATION
---------------------

      14.1 All employees with the following length of service will have earned and will be entitled to an uninterrupted vacation with full pay:

ANNUAL VACATION  PRO-RATA VACATION ON TERMINATION
---------------  --------------------------------


ANNUAL VACATION                              PRO-RATA VACATION ON TERMINATION
---------------                              --------------------------------
1 wk after 1 year                            1/12  wk for each additional month
2 wks after 3 years                          2/12  wk for each additional month
3 wks after 8 years                          3/12  wk for each additional month
4 wks after 20 years                         4/12  wk for each additional month

      14.2 All weeks shall be open for selection of vacations, provided that no more than 10% of the employees on each shift, shall be allowed to take vacation during the seven (7) calendar days prior to Thanksgiving, Christmas and the Fourth of July; 20% during all other weeks of the year.

      14.3 The Company will accept vacation bids between January 1 and January 30 of each year at which time selection shall be awarded by seniority within classification. Vacation requests after January of each year shall be awarded on a first-come, first-serve basis.

ARTICLE 15 - LEAVES OF ABSENCE
------------------------------

      15.1  Paid Sick Leave
            ---------------

            A. Employees shall accrue sick leave at the rate of six (6) days per year at an accrual rate of .923 hours per week (maximum carry over of four
(4) weeks).

            B. In order to receive sick leave payments, an employee must be absent from work because of a disability caused by sickness or noncompensable accident (not the result of the employee's misconduct, intentionally self-inflicted injury or gross negligence) and the disability must be of such degree that he is physically unable to work. The employee will be compensated at 75% of their regular wages.

            C. Employee must notify Company of such illness on the first day of absence, unless illness is of such nature that employee is rendered incapable of compliance with this requirement.

            D. A doctor's certificate may be required for payment of sick leave that extends past the third consecutive work day.

            E. Maternity leave shall be treated as any other type of medical leave.

      15.2  Funeral Leave
            -------------

            In the case of death in the immediate family (parent, spouse, child, brother, sister, grandparent, parent-in-law, or legal guardian), employees who have completed the probationary period requiring the employee's absence from his regularly scheduled assignment, the employee shall be granted a leave of absence with pay of three (3) work days.

      15.3  Military Service
            ----------------

            Employees enlisted or entering the military or naval services of the United States, pursuant to the provisions of the Selective Service Act, shall be granted all rights and privileges provided by the Act.

      15.4  Jury Duty
            ---------

            Employees summoned and serving on juries will be granted time off when needed for jury duty and will receive the difference between their straight-time weekly pay and the amount received while on jury duty.

      15.5  Personal Leave
            --------------

      Full time employees who complete six (6) months of continuous service with the Employer shall be entitled to two (2) personal holidays each calendar year, at a mutually agreed time, with one (1) week prior notice to the Warehouse Manager.

      15.6  Leave For Other Reasons
            -----------------------

            A.    The Company shall grant a leave of absence for up to sixty
(60) days without pay to employees who have completed one (1) year of service upon one (1) week's notice covering the following reasons:
                  1.    Settlement of an Estate
                  2.    Serious illness or a death of a family member
                  3.    Official Union business

            B. The Company may grant other leaves of absence without pay for other good reasons.

ARTICLE 16 - PROTECTION OF RIGHTS
---------------------------------

      It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action in the event an employee refuses to enter upon any property involved in a lawful primary labor dispute, or refuses to go through or work behind any lawful primary picket line, including the lawful primary lines of the Union party to this Agreement and including lawful primary picked lines at the Company's place of business, provided the picket line has the approval of the International Brotherhood of Teamsters and the Teamsters Joint Council No. 55 of Washington, D.C.

ARTICLE 17 - NO STRIKE OR LOCKOUT
---------------------------------

      The Union agrees that there will be no strike, picketing or other stoppage of work and the Company agrees that there will be no lockout during the continuance of this Agreement.

ARTICLE 18 - GRIEVANCE AND ARBITRATION
--------------------------------------

      18.1 It is agreed that should any grievance or dispute arise between the parties regarding the terms of this Agreement, such matter must be filed in writing within ten (10) days of the alleged occurrence. An attempt will be made by the parties to settle the controversy within ten (10) days after receipt of the alleged grievance. If agreement cannot be reached within the 10 days, either party may request arbitration by notification in writing to the Federal Mediation and Conciliation Service with a copy to the other party. An arbitrator shall be selected by alternately striking from a list submitted by the Federal Mediation and Conciliation Service as soon as possible thereafter.

      18.2 The decision of the Arbitrator shall be final and binding on both parties hereto.

      18.3 The expense of the Arbitrator shall be borne equally by the Company and the Union.

      18.4 It is expressly understood and agreed that the Arbitrator is not authorized or empowered to change, modify, add to or subtract from this Agreement, but is strictly limited to the interpretation and application of this Agreement in accordance with the material submitted by the parties for his/her determination.

ARTICLE 19 - SHOP STEWARDS
--------------------------

      The Union shall have the right to appoint or elect one (1) shop steward and one (1) alternate shop steward per shift. The shop steward and/or alternate shall report any contract violations to the Union and shall also with the Union's permission discuss grievances with the Company. Shop stewards and alternates shall not be discriminated against for carrying out the duties and the shop steward and alternate agree that their duties shall not interfere with their regular work responsibility.

ARTICLE 20 - HEALTH AND WELFARE
-------------------------------

      The company will maintain the current level of benefits at no cost to the employee.

ARTICLE 21 - PROFIT SHARING PLAN
--------------------------------

      The Company will maintain its profit sharing plan.

ARTICLE 22 - SEPARABILITY AND SAVINGS CLAUSE
--------------------------------------------

      If any article or Section of this Agreement or of any Supplements or Riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement or any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any Supplements or Riders thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

      In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations after receipt of written notice of the desired amendments by either Company or Union for the purpose of arriving at a mutually satisfactory replacement for such Article or Section during the period of invalidity or replacement within sixty (60) days after receipt of the stated written notice, either party shall be permitted all legal or economic recourse in support of its demands notwithstanding any provisions of this Agreement to the contrary.

ARTICLE 23 - LOSS OR DAMAGE
---------------------------

      Employees shall not be charged for loss or damage unless clear proof of gross negligence is shown. This Article is not to be construed as permitting charges for loss or damage to equipment under any circumstances.

ARTICLE 24 - INSPECTION PRIVILEGES
----------------------------------

      The Union representative shall be permitted, after contacting management and obtaining the Company's consent, to have the right to enter and visit the Company's premises during working hours, provided that no conferences and meetings between employees and Union representatives shall, in any way, stop, hinder or obstruct the normal flow of work.

ARTICLE 25 - SUBCONTRACTING
---------------------------

      The Company shall reduce contract haulers before any current drivers are laid off. Current employees who are laid off shall have the right to bump within the bargaining unit according to seniority and retain their rates of pay. In the event that any driver employed on the date of this Agreement is permanently laid off as a result of subcontracting, the Company shall provide severance pay to such employee at the rate of one (l) weeks pay per year of service up to a maximum of thirty (30) days pay.

ARTICLE 26 - DEFECTIVE EQUIPMENT AND DANGEROUS CONDITIONS OF WORK
-----------------------------------------------------------------

      The Company shall not require employees to take out on the streets or highways any vehicle that is not in safe operating condition or equipped with the safety appliance prescribed by law. It shall not be a violation of this Agreement where employees refuse to operate such equipment unless such a refusal is unjustified. All equipment which is refused because not in safe condition or properly equipped, shall be appropriately tagged so that it cannot be used by other drivers until the equipment is certified as sound by the Company. After equipment is repaired, the Company shall place on such equipment as "OK" in a conspicuous place so the drive can see the same.

      Under no circumstances will an employee be required or assigned to engage in any activity involving dangerous conditions of work or danger to person or property or in violation of any applicable statute or court order, or in violation of government regulation relating to safety of person or equipment. The term "dangerous conditions of work" does not relate to the type of cargo which is hauled or handled. Any employee involved in any accident shall immediately report said accident. When required by his Company, the employee, before starting his next shift, shall make out an accident report in writing on forms furnished by the Company and shall turn in all available names and addresses of witnesses to the accident. Failure to comply with this provision shall subject such employee to disciplinary action by the Company.

      Employees shall immediately, or at the end of their shift, report all defects of equipment. Such reports shall be made on a suitable form furnished by the Company and shall be made in multiple copies, one copy to be retained by the employee. The Company shall not ask or require any employee to take out equipment that has been reported by any other employee as being in an unsafe operating condition until same has been approved as being safe by the mechanical department.

      When the occasion arises where an employee gives written report on forms in use by the Company of a vehicle being in an unsafe working or operating condition, and receives no consideration from the Company, he shall take the matter up with the officers of the Union who will take the matter up with the Company.

      The Company shall install heaters and defrosters on all trucks and tractors.

ARTICLE 27 - MANAGEMENT RIGHTS
------------------------------

      The Company retains the sole right to manage its business in all its phases and details and to direct the work force; provided, however, such rights, in no event, shall be so exercised to infringe on the rights of any employees under this Agreement.

ARTICLE 28 - TERM OF AGREEMENT
------------------------------

      This Agreement shall continue in effect from July 6, 1993, to July 6, 1998, and shall continue in effect from year to year thereafter unless either party serves notice in writing on or before July 6, 2998, or on or before July 6th of any year thereafter of a desire for termination of or for changes in the Agreement. In the event either party serves such notice in respect to changes in the Agreement, the Employer and the Union shall immediately begin negotiations on the proposed changes, and that pending the termination of negotiations, neither party shall change conditions existing under the Agreement, it being understood and agreed that either party may in its own discretion, by written notice, unilaterally terminate such negotiations whenever it so desires.


FOR THE COMPANY                            FOR THE UNION


/s/ Robert Herman                          /s/ Roy E. Essex
---------------------------                --------------------------------

Executive V.P.                             /s/ Louis W. Mclaughlin
---------------------------                --------------------------------

Jumbo Produce, Inc.                        12/27/93
---------------------------                --------------------------------

                                  APPENDIX "A"

                            PRODUCE WAREHOUSE RATES

82-83  (Porter, Traffic Coordinator, Wrapper)


Warehouse                         4/1/92  7/6/93  7/6/94  7/6/96  7/6/96  7/6/97
---------                         ------  ------  ------  ------  ------  ------
Start                       8207            5.00    5.00    5.00    5.00    5.00
90 days                     8217            5.50    5.50    5.50    5.50    5.50
6 months                    8227            6.00    6.00    6.00    6.00    6.00
12 months                   8237            6.50    6.50    6.50    6.50    6.50
18 months                   8247            7.00    7.00    7.00    7.00    7.00
24 months                   8257            7.50    7.50    7.50    7.50    7.50
30 months                   8267            8.25    8.25    8.25    8.25    8.25
36 months                   8277    9.75   10.15   10.55   10.95   11.35   11.75

84-85  (Selector)
-----------------
Start                       8407            6.50    6.50    6.50    6.50    6.50
90 days                     8417            7.00    7.00    7.00    7.00    7.00
6 months                    8427            7.50    7.50    7.50    7.50    7.50
12 months                   8437            8.00    8.00    8.00    8.00    8.00
18 months                   8447            8.50    8.50    8.50    8.50    8.50
24 months                   8457            9.25    9.25    9.25    9.25    7.25
30 months                   8467           10.00   10.00   10.00   10.00   10.00
36 months                   8477   11.75   12.15   12.55   12.95   13.35   13.75

86-87  (Drivers)
----------------
All at                      8647   13.75   14.75   15.25   15.75   16.25   16.75

88-89  (Forklift)
-----------------
Start                       8807            7.00    7.00    7.00    7.00    7.00
90 days                     8817            7.50    7.50    7.50    7.50    7.50
6 months                    8827            8.00    8.00    8.00    8.00    8.00
12 months                   8837            8.50    8.50    8.50    8.50    8.50
18 months                   8847            9.25    9.25    9.25    9.25    9.25
24 months                   8857           10.00   10.00   10.00   10.00   10.00
30 months                   8867           11.50   11.50   11.50   11.50   11.50
36 months                   8877   13.00   13.40   13.80   14.20   14.60   15.00

80-81 (Shipper/Receiver)
------------------------
Start                       8001            8.50    8.50    8.50    8.50    8.50
90 days                     8012            9.00    9.00    9.00    9.00    9.00
6 months                    8023            9.50    9.50    9.50    9.50    9.50
12 months                   8034           10.00   10.00   10.00   10.00   10.00
18 months                   8045           10.50   10.50   10.50   10.50   10.50
24 months                   8056           11.25   11.25   11.25   11.25   11.25
30 months                   8067           12.25   12.25   12.25   12.25   12.25
36 months                   8078   14.00   14.40   14.80   15.20   15.60   16.00